Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

1999 AVENUE OF THE STARS, 29TH FLOOR

LOS ANGELES, CA 90067-4607

(310) 407-7500

FACSIMILE (310) 407-7502

March 6, 2015

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as counsel to Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-188596) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 4,600,000 Class A units (the “Units”) representing limited liability company interests of the Company (the “Class A Units”), in connection with the offering described in the Company’s prospectus supplement dated March 2, 2015 (the “Prospectus Supplement”) to the Prospectus (the “Base Prospectus”) included in the Registration Statement, filed by the Company with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

We have examined the Registration Statement, the Prospectus Supplement and a copy of the specimen certificate representing the Class A Units that has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the Underwriting Agreement, dated March 2, 2015 (the “Underwriting Agreement”), between the Company and the underwriter named therein. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

NEW YORK     BEIJING     HONG KONG     HOUSTON     LONDON     PALO ALTO     SÃO PAULO     SEOUL     TOKYO     WASHINGTON, D.C.

Oaktree Capital Group, LLC	-2-	March 6, 2015

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement, the Units will be validly issued and purchasers of the Units will not have any obligation to make payments to the Company or its creditors or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Units.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Base Prospectus and in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP